OREGON STEEL MILLS, INC.
                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 ---------------

                                   TO BE HELD
                                 APRIL 30, 1998
                             9:30 A.M. PACIFIC TIME
                                  ---------------

TO THE STOCKHOLDERS:

         You are invited to attend the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. (the "Corporation") to be held at the DoubleTree Hotel - Portland Columbia River, 1401 N. Hayden Island Drive, Portland, Oregon, on Thursday, April 30, 1998, at 9:30 a.m. Pacific Time.

         The meeting is being held for the following purposes:

         1.  To elect four Class A directors.
         2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on March 2, 1998 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting is available for inspection at the offices of the Corporation.

                                            By Order of the Board of Directors,


                                            LaNelle F. Lee
                                            Secretary

March 13, 1998
Portland, Oregon




   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE COULD SAVE THE CORPORATION THE EXPENSE OF A FOLLOW-UP MAILING.

                            OREGON STEEL MILLS, INC.
                           1000 SW BROADWAY BUILDING,
                                   SUITE 2200
                             PORTLAND, OREGON 97205
                                 (503) 223-9228
                                   -----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                   -----------


      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Oregon Steel Mills, Inc. (the "Corporation") to be voted at the Annual Meeting of Stockholders to be held at the DoubleTree Hotel - Portland Columbia River, 1401 N. Hayden Island Drive, Portland, Oregon, on Thursday, April 30, 1998, at 9:30 a.m. Pacific Time, and any adjournments thereof.

      Only stockholders of record at the close of business on March 2, 1998, are entitled to notice of, and to vote at, the meeting. At the close of business on that date, the Corporation had 25,776,804 shares of Common Stock, $0.01 par value per share ("Common Stock"), outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held. There are no cumulative voting rights.

      When a proxy in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Proposal 1 in the accompanying Notice of Annual Meeting of Stockholders, and such votes will be counted toward determining a quorum. Shares held of record by the Trustees of the Corporation's Employee Stock Ownership Plan Trust (the "ESOP") will be voted by the Trustees in accordance with instructions received from ESOP participants or, if no such instructions are received, the Trustees shall vote or take other action as they deem appropriate. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. A stockholder may revoke a proxy by (i) written notice of such revocation to the Secretary of the Corporation at the above address; (ii) a later-dated proxy received by the Corporation; or (iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

       Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting of Stockholders. Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining that a quorum is present. A plurality of the votes cast at the Annual Meeting is required to elect the directors. Proxies withholding authority to vote for a nominee will be treated as votes cast against. Broker non-votes will not be treated as votes cast and therefore, will not be counted in calculating a plurality.

       The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Corporation's stockholders is March 13, 1998. Solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more telephone, telegram or personal solicitations by directors, officers or employees of the Corporation. No additional compensation will be paid for any such services. Except as described above, the Corporation does not intend to solicit proxies other than by mail. Costs of solicitation will be borne by the Corporation.


            PROPOSAL 1: NOMINATION AND ELECTION OF CLASS A DIRECTORS

NOMINEES

       The Corporation has a classified Board consisting of four Class A directors, Messrs. Corvin, Fulton, Keener and Sproul; four Class B directors, Messrs. Emerson, Gendron, Stathakis and Swindells; and three Class C directors, Messrs. Boklund, Landis and Maggetti. The Class B and C directors serve until the Annual Meetings of Stockholders to be held in 1999 and 2000, respectively, and until their successors are elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at that annual meeting.

       The nominees for election as Class A directors are Joe E. Corvin, V. Neil Fulton, Robert W. Keener, and John A. Sproul all of whom are members of the present Board. The Class A directors to be elected at the 1998 Annual Meeting will serve until the Annual Meeting of Stockholders in 2001 and until their successors are elected and qualified.

       Unless authority to vote for a director or directors is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the Class A nominees named below. If authority to vote for one or more of the nominees is withheld, the withheld votes will not be cast for any of the other nominees unless the stockholder otherwise indicates on the proxy. If any nominee is unable or unwilling to serve as a director, proxies may be voted for such substitute nominees as may be designated by the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

       The following table sets forth information with respect to each person nominated for election as a Class A director and each other director, including their names and ages as of February 15, 1998, business experience during the past five years and directorships in other corporations.




                    Principal Occupation and                            Director
   Name             Certain Other Directorships                 Age      Since
   ----             ---------------------------                 ---     -------

CLASS A (NOMINEES FOR TERMS OF OFFICE TO EXPIRE IN 2001):

Joe E. Corvin*       Mr. Corvin is the President and             53        1997
                     Chief Operating  Officer of the
                     Corporation. He was Vice President and
                     General Manager of the Portland
                     Steelworks from May 1992 to June 1994,
                     was Senior Vice President of Operations
                     from June 1994 to May 1996, became Chief
                     Operating Officer in June 1994, was
                     President of the Corporation's Oregon
                     Steel Mills Division from May 1996 to
                     November 1996 and became President of
                     the Corporation in December 1996.

                    Principal Occupation and                            Director
   Name             Certain Other Directorships                 Age      Since
   ----             ---------------------------                 ---     -------

V. Neil Fulton       Mr. Fulton was Vice President of Finance    69        1983
                     and Chief Financial Officer of the
                     Corporation  from October 1980 until
                     February 1991.  He continued as an
                     employee of the Corporation until December
                     1992.

Robert W. Keener     Mr. Keener was employed by Northwest        66        1994
                     Pipeline  Corporation, a natural gas
                     transmission company, from 1973 to
                     January 1994. In 1975 he became Vice
                     President - Gas Supply, and was named
                     Senior Vice President - Gas Supply and
                     Operations in 1980. He served as President and Chief Operating Officer from 1983 to
                     1992, and as Chief Executive Officer from
                     1992 until his retirement in January 1994.
                     He is a former director and executive
                     committee member of Key Bank Corporation of Utah.

John A. Sproul       Mr. Sproul was an Executive Vice President  73        1989
                     of Pacific Gas and  Electric Company from
                     1977 to 1989. During most of that period, he was also Chairman of the Board and Chief Executive Officer of Pacific Gas
                     Transmission Company, an interstate pipeline company.

CLASS B (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 1999):

C. Lee Emerson       Mr. Emerson was the Chairman of the Board   80        1976
                     of Directors of the  Corporation from May
                     1982 through January 1992. He formerly
                     served as President and Chief Executive
                     Officer of the Corporation.

Edward C. Gendron    Mr. Gendron was the President, Chief        69        1976
                     Operating Officer and a director of
                     Midland-Ross Corporation from 1976 to
                     April 1983.  In April 1983 Mr. Gendron
                     became Vice Chairman of the Board of
                     Directors and Chief Administrative
                     Officer of Midland-Ross Corporation,
                     positions he held until August 1986.
                     Since 1986  Mr. Gendron has been
                     President of E. C. Gendron Enterprises,
                     a financial consulting firm.

                    Principal Occupation and                            Director
   Name             Certain Other Directorships                 Age      Since
   ----             ---------------------------                 ---     -------

George J. Stathakis* Mr. Stathakis was the Chairman of the       67        1997
                     Board and Chief Executive Officer of
                     Ramtron International Corporation, a
                     semi-conductor company, from March 1990
                     until June 1994.  From 1986 until 1989
                     Mr. Stathakis served as Chairman of the
                     Board and Chief Executive Officer of
                     International Capital Corporation, a
                     subsidiary of American Express.  Since
                     1985 Mr. Stathakis has had his own
                     international investment banking
                     business.  Prior to 1985, he spent 32
                     years with General Electric Company,
                     holding various senior executive positions in that company. He is also a director of Ramtron International Corporation,
                     Calpine Corporation, an independent
                     power company, and Racom Systems
                     Incorporated, an electronics company.

William Swindells    Mr.Swindells is the Chairman of the         67        1994
                     Board of Directors and Chief Executive
                     Officer of Willamette Industries, Inc.,
                     a diversified wood products company. He
                     has held the position of Chairman of the Board since 1985 and was reappointed as Chief Executive Officer in November 1997, a position he formally held from 1985 until September 1995. He is a director of Standard Insurance Company and Airborne
                     Express Company, and serves as a trustee of Willamette University and the Oregon
                     Health Science University Foundation.

CLASS C (DIRECTORS WHOSE TERMS OF OFFICE WILL EXPIRE IN 2000):

Thomas B. Boklund    Mr. Boklund is the Chairman of the Board    58        1982
                     of Directors and Chief Executive Officer of the Corporation. He was Chief Operating
                     Officer from May 1982 to July 1985, became
                     Chief Executive Officer in August 1985,
                     and Chairman of the Board of Directors in February 1992. He also served as President from May 1982 to February 1992, and was re-appointed as President from April 1994 to December 1996. He is a director of Paragon Trade Brands, Inc., a manufacturer of private label infant disposable diapers, since April 1993 and a director of Oregon
                     Metallurgical Corporation, an integrated manufacturer of titanium products, since
                     April 1996.

                    Principal Occupation and                            Director
   Name             Certain Other Directorships                 Age      Since
   ----             ---------------------------                 ---     -------

Richard G. Landis    Mr. Landis was Chairman, President and      77        1987
                     Chief Executive Officer of the Del Monte
                     Corporation, a food and beverage company, from 1971 to November 1981 and President of the Pacific area of R.J. Reynolds
                     Industries, Inc., a tobacco, food, beverage and transportation conglomerate, from
                     November 1981 until his retirement in July
                     1983.

James A. Maggetti    Mr. Maggetti was employed by Kaiser         73        1987
                     Steel  Corporation from 1955 until his
                     retirement in December 1983, where his
                     last position was as a Vice President
                     responsible for fabricating operations.
                     He was Chairman of the Board of Napa
                     Valley Bank from 1984 through April
                     1992 and Vice Chairman of the Board
                     of Napa Valley Bancorp, the bank's holding company, from April 1982 through December
                     1991. Mr. Maggetti served as a director of Napa Valley Bank from June 1971 until April
                     1995 and as a director of WestAmerica
                     Bancorporation from July 1993 until April
                     1995.

------------
* Mr. Corvin was appointed to the Board in July 1997 and Mr. Stathakis was appointed to the Board in October 1997.


DIRECTORS' COMPENSATION, MEETINGS AND STANDING COMMITTEES

         The Board has standing Executive, Audit and Compensation Committees. The Board does not have a nominating committee. Directors who are not full-time employees of the Corporation receive an annual fee of $21,000, plus $1,200 for each Board and committee meeting attended and reimbursement of expenses. Directors who are full-time employees of the Corporation do not receive fees for serving on the Board or on committees.

         The Corporation has a deferred compensation plan for directors, by which all former and present outside directors of the Corporation who have served in the capacity of Director for five years or less since the 1986 Annual Meeting of Stockholders will be paid a benefit by the Corporation of $6,000 per year for each year served as an outside director up to a maximum of ten years. This benefit is to be paid commencing with the calendar year following the year such person ceases to be a director of the Corporation and is payable to either the director, the director's estate, or other designated beneficiary.

         On July 31, 1997, the Board established and adopted, effective January 1, 1998, The Oregon Steel Mills, Inc. Directors' Retirement Plan (the "Directors' Plan") to provide retirement benefits to directors. Starting with the first business day in January following a director's retirement, and continuing on an annual basis, retiring directors who have completed five years of service as an outside director are paid $20,000 annually until the number of payments equals the number of full years of service served as an outside director. For directors who have met the five year service requirement, this Directors' Plan supersedes and replaces the deferred compensation plan mentioned in the preceding paragraph. The payment terms may be converted to a present value lump-sum payment and paid at anytime; 1) by the sole discretion of the Compensation Committee; 2) by a director terminating service with the Corporation within three years following a Change in Control (as defined in the Plan); or 3) upon the death of a director or ex-director.

         During 1997, the Board held five meetings, the Audit Committee held two meetings and the Compensation Committee held four meetings. During the portion of 1997 for which he was a director, each incumbent director attended at least 75%, except Mr. Maggetti who attended 73%, of the total of (i) the meetings of the Board and (ii) the meetings held by all committees of the Board on which he served.

         The Executive Committee may exercise all the authority of the Board, subject to actions of the full Board and except as otherwise provided by the Corporation's restated certificate of incorporation, the Corporation's bylaws or applicable law. The members of the Executive Committee are Messrs. Boklund, Emerson and Fulton.

         The Audit Committee reviews services provided by the Corporation's independent auditors, reviews with them the results of their audit, the adequacy of internal accounting controls, the quality of financial reporting and any recommendations they may have, and makes recommendations to the Board concerning their engagement or discharge. The members of the Audit Committee during 1997 were Messrs. Emerson, Fulton, Gendron, Keener, Landis, Maggetti, Sproul, Stathakis and Swindells.

         The Compensation Committee establishes the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers, subject to approval of the Board. The members of the Compensation Committee during 1997 were Messrs. Emerson, Fulton, Gendron, Keener, Landis, Maggetti, Sproul, Stathakis and Swindells.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of shares of the Common Stock as of January 31, 1998, by
(i) each director, director nominee and named executive officer; (ii) each person known to the Corporation to be a beneficial owner of more than 5% of the outstanding shares of Common Stock; and (iii) all current directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to the table.

                                                  Number             Percentage
               Name                              of Shares            of Class
               ----                              ---------           ----------

Thomas B. Boklund (1)(2)                         79,770  (3)              *
L. Ray Adams (2)                                  3,556  (4)              *
Joe E. Corvin (1)(2)                             31,820  (3)              *
C. Lee Emerson (1)                               87,810                   *
V. Neil Fulton (1)                                6,568  (4)              *
Edward C. Gendron (1)                             2,000                   *
Richard J. Kasten (2)                            12,989  (4)              *
Robert W. Keener (1)                              1,000                   *
Richard G. Landis (1)                             5,600                   *
James A. Maggetti (1)                             7,000                   *
Steven M. Rowan (2)                              19,802  (3)              *
John A. Sproul (1)                                2,000                   *
George J. Stathakis (1)                           2,000                   *
William Swindells (1)                             5,000                   *
Oregon Steel Mills, Inc.
  Employee Stock Ownership Plan Trust
  1000 SW Broadway, Suite 2200
  Portland, Oregon 97205                      1,933,228                  7.5%
Scudder Kemper Investments (6)
  345 Park Avenue
  New York, New York 10154                    2,311,500                  9.0%
The Crabbe Huson Group, Inc. (5)
  121 SW Morrison, Suite 1400
  Portland, Oregon  97204                     2,270,000                  8.8%
First Pacific Advisors, Inc. (8)
  11400 West Olympic Boulevard, Suite 1200
  Los Angeles, California  90064              2,413,800                  9.4%
All directors and executive officers
  as a group (18 persons)                       313,024  (5)             1.2%

------------
* Less than 1% of the outstanding Common Stock.

(1)  Member of the Board of Directors.

(2)  Named executive officer.

(3) All shares are held by the ESOP for Messrs. Boklund, Corvin and Rowan. Participants in the ESOP have the power to vote these shares under the terms of the ESOP, but they do not have investment power with respect to such shares.

(4) Includes 1,056 shares, 773 shares and 12,589 shares held by the ESOP for the accounts of Messrs. Adams, Fulton, and Kasten, respectively. Messrs. Adams, Fulton and Kasten have the power to vote these shares under the terms of the ESOP, but they do not have investment power with respect to such shares.

(5) Includes 186,854 shares held by the ESOP for the accounts as to which the respective beneficial owners have the power to direct the vote under the terms of the ESOP, but they do not have investment power with respect to such shares.

(6) Based on the information obtained from an Amendment #4 to Schedule 13G dated February 12, 1998 filed by Scudder Kemper Investments ("Scudder") with the Securities and Exchange Commission: Scudder has the sole power to dispose of 2,311,500 shares and the sole and shared power to vote 1,669,100 and 151,400, respectively, of such shares.

(7) Based on the information obtained from an Amendment #2 to Schedule 13G dated April 7, 1997, filed by The Crabbe Huson Group, Inc., with the Securities and Exchange Commission: The Crabbe Huson Group, Inc. has the shared power to dispose of and to vote 2,270,000 shares.

(8) Based on the information obtained from a Schedule 13G dated February 13, 1998, filed by First Pacific Advisors, Inc. with the Securities and Exchange Commission: First Pacific Advisors, Inc. has the shared power to dispose of 2,413,800 shares and the shared power to vote 813,800 shares.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid to or accrued by the Corporation and its subsidiaries for the Chief Executive Officer and each of the five most highly paid executive officers of the Corporation and its subsidiaries as of December 31, 1997.


                                                      SUMMARY COMPENSATION TABLE

                                                                                               ALL OTHER
                                              ANNUAL COMPENSATION(5)                          COMPENSATION(5)
                           ----------------------------------------------------------------   ---------------

    Name and                                                           ESOP                   Thrift Plan
Principal Position         Year        Salary          Bonus(1)  Contribution(2)   SERP(3)   Contribution(4)
------------------         ----        ------          --------  ---------------   -------   ---------------


Thomas B. Boklund          1997      $500,000          $ 50,687     $  4,608       $2,750             -
Chairman of the            1996       451,875            47,341          318        2,687             -
Board and CEO              1995       450,000            28,676        1,986            -               -

Joe E. Corvin              1997      $356,250          $ 38,480     $  4,608       $  129             -
President and Chief        1996       242,250            35,647          318          108             -
Operating Officer          1995       240,000            15,294        1,986           48             -

L. Ray Adams               1997      $225,000          $ 22,809     $  4,608       $   70        $1,600
Vice President of          1996       198,938            20,724          318           59         1,500
Finance and Chief          1995       195,000            12,426        1,986           26           924
Financial Officer

Steven M. Rowan            1997      $185,000          $ 18,754     $  4,608       $   39        $1,600
Vice President,            1996       174,375            18,408          318           32         1,500
Materials and              1995       174,996            11,151        1,986           12           924
Transportation

Richard J. Kasten          1997      $175,000          $ 15,307     $  4,608       $   41        $1,600
Vice President,            1996       170,625            25,246          318           34         1,500
International              1995       174,996            11,151        1,986           14           924
Sales


----------
(1)  Amounts earned pursuant to the Corporation's Profit Participation Plan.

(2) Value of stock contributions made by the Corporation on behalf of the named executive to the Employee Stock Ownership Plan Trust, as determined at the time of such contribution.

(3)  Amounts paid under the Corporation's Supplemental Retirement Plan.

(4) Matching contributions made by the Corporation on behalf of the named executive to the Corporation's Thrift Plan.

(5) Pension benefits accrued in 1997 are not included in this Summary Compensation Table.

                        DEFINED BENEFIT RETIREMENT PLANS

       The Corporation's pension plans are defined benefit plans qualified under section 401(a) of the Internal Revenue Code (the "Code"). Executive officers and most other domestic employees of the Corporation are eligible to participate in the Oregon Steel Mills, Inc. Pension Plan (the "Plan") or similar plans. Normal retirement is at age 65.

       The amount of an employee's pension benefit and the resulting monthly payments an employee receives upon retirement are based upon the level of the employee's prior annual compensation, the employee's number of years of benefit service and other factors. The employee's annual pension benefit is equal to the sum of:

       (i) for each full or partial year of benefit service prior to January 1, 1994, 1% of the first $22,800 of Past Service Compensation, plus 1.6% of Past Service Compensation in excess of $22,800. ("Past Service Compensation" is the employee's average compensation for the years 1991, 1992 and 1993); plus,

      (ii) for each full or partial year of benefit service beginning on or after January 1, 1994, 1.2% of the employee's compensation during such year up to the employee's "Covered Compensation" amount for the year, plus 1.7% of the employee's compensation in excess of such "Covered Compensation" amount. ("Covered Compensation" for each year is determined by the employee's age and is taken from a Social Security Covered Compensation Table published annually in accordance with IRS regulations. For any given age, the "Covered Compensation" amount in the Table represents the average of the Social Security taxable wage bases over the 35-year period ending in the year someone that age will reach Social Security normal retirement age.)

       In addition to the Plan, the Corporation initiated effective May 1, 1994 a Supplemental Retirement Plan (the "SERP") to supplement the Plan and ESOP and make up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code on benefits and contributions under those plans. The SERP results in highly-compensated employees receiving retirement benefits calculated on the same basis as other employees. Employees become eligible for benefits under the SERP whenever: (a) the employee has service after the effective date; (b) the employee becomes eligible for benefits under the Plan or an allocation under the ESOP; and (c) the employee's benefit or allocation is limited by sections 401(a)(17) of the Code or by the dollar amount under section 415 of the Code, or both. The benefit paid under the SERP is the difference between the Plan benefit calculated as described above and the amount that would have been paid under the Plan in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code; plus the difference between the amount of ESOP benefit allocated to the participant under the ESOP after 1988 and the amount that would have been allocated in the absence of the dollar limits in sections 401(a)(17) and 415 of the Code, plus dividends that would have been paid on such shares after May 1994. Such benefit payments are made at the time that the benefits under the Plan or ESOP, as applicable, are paid, or earlier upon an adverse IRS ruling. The Compensation Committee of the Board of Directors may amend or terminate the SERP at any time so long as rights already accrued at the time of such amendment or termination are preserved.

       The following Pension Plan Table shows the "Covered Compensation" portion of the estimated annual benefits payable upon retirement at age 65 (including benefits under the SERP) in the specified compensation and years of service classifications.

                                                          PENSION PLAN TABLE
                                                     (QUALIFIED PLAN PLUS SERP)(3)

                                                           YEARS OF SERVICE
                            ------------------------------------------------------------------------------

   REMUNERATION (2)            15               20                25               30                35
   ----------------         --------         --------          --------         --------          --------

       $125,000             $ 28,875         $ 38,500          $ 48,125         $ 57,750          $ 67,375
       $150,000               35,250           47,000            58,750           70,500            82,250
       $175,000               41,625           55,500            69,375           83,250            97,125
       $200,000               48,000           64,000            80,000           96,000           112,000
       $225,000               54,375           72,500            90,625          108,750           126,875
       $250,000               60,750           81,000           101,250          121,500           141,750
       $300,000               73,500           98,000           122,500          147,000           171,500
       $350,000               86,250          115,000           143,750          172,500           201,250
       $400,000               99,000          132,000           165,000          198,000           231,000
       $450,000              111,750          149,000           186,250          223,500           260,750
       $500,000              124,500          166,000           207,500          249,000           290,500
       $550,000              137,250          183,000           228,750          274,500           320,250
       $600,000              150,000          200,000           250,000          100,000           350,000
       $650,000              162,750          217,000           271,250          325,500           379,750
       $700,000(1)           175,500          234,000           292,500          351,000           409,500


(1) Represents at least 120% of the maximum compensation for the year ended December 31, 1997.

(2) Based on the estimated straight-life annuity amounts for future service using 1998 as the first year of benefit service. Social Security Covered Compensation as defined above is assumed to be $40,000.

(3) Does not include the ESOP benefit pursuant to the SERP which is not determined by years of service and final compensation.

         The portion of an employee's benefit attributable to years of benefit service in excess of 35 years, is limited to 1.0% of his Past Service Compensation for purposes of (i) above; and to 1.2% of his annual compensation for purposes of (ii) above. Notwithstanding the foregoing, an employee's compensation taken into account for any Plan year after 1993 shall not exceed $150,000 (or such other amount as may be prescribed for the relevant plan year by the Secretary of the Treasury pursuant to section 401(a)(17) of the Code). As previously described, the SERP will pay benefits on the additional compensation above that amount.

         The employee's annual pension benefit is reduced to the extent of the annuity value of: (i) any portion of the employee's account balances under the Corporation's Profit Participation Plan and the ESOP as of January 1, 1981 attributable to allocations on the basis of compensation in excess of the Social Security taxable wage base; and (ii) any retirement benefits paid to the employee under the Corporation's Pension Plan for Union Employees which was terminated January 23, 1984. The Plan benefits are not subject to deduction for social security.

         For each named executive officer listed on the Summary Compensation Table, the applicable compensation each year is the sum of the "Salary" and "Bonus" compensation shown, limited as described above. Upon their retirement, assuming retirement at age 65 and no increase in current rates of annual compensation, and based upon years of service at December 31, 1997, Messrs. Boklund, Corvin, Adams, Rowan and Kasten would receive lifetime annual payments under the Plan and pension benefits pursuant to the SERP combined of $252,143, $158,348, $97,933, $78,013 and $71,909, respectively. Their credited years of service as of December 31, 1997 are twenty-four, twenty-eight, nine, twenty-five and thirteen, respectively. In addition, ESOP benefits pursuant to the SERP would include dividends and the equivalent value of shares of common stock accrued through December 31, 1997 of $116,643, $21,159, $5,393, $2,872 and
$2,663, respectively. Future ESOP benefit additions, if any, would be derived from discretionary annual ESOP allocations set by the Board of Directors.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

         The Corporation has employment agreements (the "Employment Agreements") with certain of its key employees, including Messrs. Boklund, Corvin, and Adams ("Employees"). Each Employment Agreement is effective until June 1 of each year, with (a) automatic one-year extensions until the Employee reaches the age of 65 unless either the Corporation or the Employee provides prior notice that the Employment Agreement will not be extended, and (b) an automatic three-year extension in the event of a change of control of the Corporation (a "Change in Control"). Change in Control is defined to include, among other things, the transfer of 25% or more of the Corporation's voting securities to any person or entity other than the ESOP or the election of a majority of directors who were not nominated by the then current Board. The Employment Agreements provide, among other things, for severance compensation in the event that an Employee's employment is terminated by the employer without cause or by the Employee with good reason, all as defined in the Employment Agreements, during the three-year period following a Change in Control. Such severance compensation is to be calculated as the sum of (i) three times the Employee's annual base salary as of the date of the Change in Control, (ii) the four most recent quarterly cash distributions to such Employee from the Corporation's Profit Participation Plan, and (iii) an amount equal to the lump sum present actuarial value of the excess, if any, of the normal retirement allowance to which the Employee would have been entitled under the Pension Plan, assuming that the Employee continued as an active participant under such plan, without change in his rate of annual pay, until the earlier of his 65th birthday or the tenth anniversary of the date of the Change in Control, over the normal retirement allowance to which the Employee is actually entitled under such plan as of the date of termination. Under the Employment Agreements, any terminated Employee would also receive full base salary through the date of such termination of employment, reimbursement for any legal fees or expenses incurred by the Employee in seeking to enforce the Employment Agreement and certain non-cash employee benefits as specified in the Employment Agreement.

         The Corporation has entered into Indemnification Agreements with each director and certain executive officers (an "Indemnified Person"). Each agreement provides that the Corporation shall indemnify the Indemnified Person if and when the Indemnified Person is or was a party or is threatened to be made a party to any action, suit, arbitration, investigation, administrative hearing or any other proceeding (a "Proceeding") because of the Indemnified Person's status or former status as a director, officer or other agent of the Corporation or because of anything done or not done by the Indemnified Person in such capacity, against all expenses and liabilities actually and reasonably incurred by the Indemnified Person or on the Indemnified Person's behalf in connection with the investigation, defense, settlement or appeal of such Proceeding. The Corporation will advance to the Indemnified Person all reasonable defense expenses incurred in defense of any Proceeding. Further, each agreement provides that upon the acquisition of 30% or more of the outstanding shares of Common Stock, other than by the Corporation or the ESOP, without approval by a majority of the Corporation's Board prior to such acquisition, the Corporation will obtain and maintain over the term of the agreement an irrevocable standby letter of credit on terms satisfactory to the Indemnified Person in an appropriate amount (but not less than $500,000) naming the Indemnified Person as the beneficiary in order to secure the Corporation's obligation under the agreement. Finally, each agreement provides that the Corporation must maintain director and officer insurance in the amount of at least $2.0 million with coverage at least comparable to its then current insurance for the Indemnified Person for the term of the agreement. The Corporation may elect to not purchase the required insurance if the insurance is not reasonably available or if, in the reasonable business judgment of the directors of the Corporation, either the premium cost for such insurance is disproportionate to the amount of coverage or the coverage provided by such insurance is so limited that there is insufficient benefit from such insurance.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1997 the Compensation Committee members were John A. Sproul, Chairman, C. Lee Emerson, V. Neil Fulton, Edward C. Gendron, Robert W. Keener, Richard G. Landis, James A. Maggetti, George J. Stathakis and William Swindells. Mr. Emerson was Chairman of the Board and an employee of the Corporation through January 1992. Mr. Fulton was the Corporation's Vice President of Finance and Chief Financial Officer until February 1991, and was an employee of the Corporation through December 1992.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board establishes the general compensation policies of the Corporation and the compensation plans and specific compensation levels for executive officers, subject to approval of the Board. The Compensation Committee is composed of nine independent, non-employee directors.

COMPENSATION PRINCIPLES

         The Committee believes that the compensation program for the Corporation should be designed to attract, retain and motivate talented employees to contribute to the Corporation's long-term success. To ensure that compensation is competitive, the Committee periodically collects and analyzes compensation practices of companies and competitors in its industry and uses that information as the basis to determine whether the Corporation's compensation program is in a competitive range. The Committee maintains the philosophy that compensation of all employees should be directly and materially linked to operating and financial performance of the Corporation. To achieve this linkage, employee compensation is weighted towards compensation paid on the basis of pre-tax profit. The Committee has also established stock ownership as part of non-union employee compensation to promote the alignment of employee long range interests with those of the stockholders. In addition, the Committee believes that whenever possible the compensation and benefit program provided to the executive officers should be based on similar principles as for all other non-union employees. These principles align all employee compensation with the Corporation's objectives, operating strategy, management initiatives and financial performance. Within this overall philosophy, the Committee's objectives are to:

[BULLET] Offer a total compensation program that takes into consideration the compensation practices of comparable companies with whom the Corporation competes for executive talent.

[BULLET] Support a performance-oriented environment in which everyone is working together in pursuit of the Corporation's short term and long term goals.

[BULLET] To maximize the Corporation's long-term growth and profitability and the enhancement of stockholder value.

COMPARATIVE EVALUATION

         The Corporation seeks to align total compensation for its executive officers with that of comparable executive positions in other manufacturing companies and other steel companies.

         In 1997, the Compensation Committee benchmarked its compensation program by retaining an independent outside consulting firm to prepare a report that compared the base salary and other benefits of the Corporation to other durable goods manufacturing companies (the "Report"). The Report focused on total compensation for the 14 most senior executive positions. In preparing the Report, the consulting firm reviewed the executive position descriptions and competitive practices and pay levels for numerous durable goods manufacturing companies (including steel companies).

COMPENSATION ELEMENTS

         There are three elements in the Corporation's executive officer compensation program, all determined by individual performance and corporate profitability.

         BASE SALARY COMPENSATION

         The Compensation Committee adjusts base salary levels within pre-established ranges to reflect the responsibilities and performance of individuals. The responsibilities assumed, the skills and experience required by the job, and the performance of the individual are relatively equal considerations in determining base salary.

         ANNUAL INCENTIVE COMPENSATION

         As noted above, the Corporation believes that all employees share in the responsibility for achieving profits. Accordingly, the Corporation has discretionary Profit Participation Plans under which it distributes quarterly to most of its U.S. employees with over three months of employment 12% to 20%, depending on location, of its domestic pre-tax earnings after adjustments for certain non-operating items. Each employee, including executive officers, receives a share of the distribution based on the level of the employee's base compensation compared with the total base compensation of all eligible employees. The Corporation may modify, amend or terminate the plans at the discretion of the Board of Directors, subject to the terms of various labor agreements.

         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

         The Corporation has an ESOP for qualified employees (generally those employees with six months of employment) of Oregon Steel Mills, Inc. Annual contributions to the ESOP, which are at the discretion of the Board, are based upon the financial performance of the Corporation. The annual contribution may be in cash or Common Stock but historically has been in Common Stock. Shares are allocated to the accounts of qualified employees, including executive officers, at the end of each year in proportion to each eligible employee's total eligible compensation compared with the total eligible compensation of all eligible employees. As noted above, the purpose of this program is to provide additional incentive for employees to work to maximize stockholder value. The ESOP program utilizes vesting periods and diversification features that encourage employees to retain ownership of the Corporation's Common Stock and continue in the employ of the Corporation.

         The Corporation also has a SERP (as discussed previously under the heading "Defined Benefit Retirement Plans") whereby the SERP supplements pension and ESOP benefits, making up for benefits which were lost because of the dollar limits imposed by sections 401(a)(17) and 415 of the Code.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

         The Compensation Committee has used the aforementioned compensation principles with respect to the salary of Mr. Boklund. In determining Mr. Boklund's base salary for 1997, the Committee reviewed the Report, the Corporation's less than planned financial results due to operating difficulties, and Mr. Boklund's performance and responsibilities. As a result of this review, the Committee determined to make no changes in his compensation. Mr. Boklund shares in the profit Participation Plan of the Corporation and the ESOP under the same provisions and formulas as other domestic employees of the Corporation.

         The Corporation does not have any "Excessive Employee Remuneration" as defined in section 162(m) of the Code.

                       COMPENSATION COMMITTEE DURING 1997

                            John A. Sproul, Chairman
                                 C. Lee Emerson
                                 V. Neil Fulton
                                Edward C. Gendron
                                Robert W. Keener
                                Richard G. Landis
                                James A. Maggetti
                               George J. Stathakis
                                William Swindells

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total stockholder return of the Corporation's Common Stock, based on the market price of Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard and Poors' 500 Stock Index ("S&P 500 Index") and the Standard & Poors' Steel Index ("S&P Steel Index").



STOCKHOLDER RETURN

MEASUREMENT PERIOD                   OREGON        S&P 500         S&P STEEL
(FISCAL YEAR COVERED)                STEEL          INDEX            INDEX
---------------------                ------        -------         ---------

MEASUREMENT POINT - 12/31/92         $100.00        $100.00         $100.00

FYE 12/31/93                          100.94         110.01          131.53
FYE 12/31/94                           64.71         111.51          127.96
FYE 12/31/95                           59.48         153.26          118.63
FYE 12/31/96                           74.53         188.35          105.73
FYE 12/31/97                           97.38         251.12          107.52

----------

(a)  Dividends are reinvested at the end of the month in which they are paid.
(b) Assumes $100 invested in Oregon Steel, the S&P 500 Index companies and the S&P Steel Index companies on December 31, 1992.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on the Corporation's review of Forms 3, 4, and 5 furnished to the Corporation pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all such forms were filed on a timely basis.

                             INDEPENDENT ACCOUNTANTS

         During the fiscal year 1997, Price Waterhouse L.L.P. ("PW") served as independent accountants to the Corporation. On July 25, 1996, the Corporation dismissed its prior independent accountants, Coopers & Lybrand L.L.P. ("C&L") and engaged PW as its independent accountants. The reports of C&L on the financial statements of the Corporation for the two fiscal years preceding the dismissal contained no adverse opinion or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss C&L and engage PW was approved by the Corporation's Audit Committee and ratified by the entire Board of Directors. During the two most recent fiscal years and the subsequent interim periods preceding the dismissal, there were no disagreements with C&L on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of C&L would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and subsequent interim periods preceding the dismissal, there were no reportable events (as such term is defined in Item 304 (a)(1)(v) of Regulation S-K).

         Representatives of PW will be present at the Annual Meeting and will be available to respond to appropriate questions. They do not expect to make any statement but will have the opportunity to make a statement if they desire to do so.


                                  OTHER MATTERS

         The Board knows of no other matters to be brought before the Annual Meeting. However, if any other business properly comes before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment pursuant to the discretionary authority given them in the proxy.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Stockholder proposals submitted for inclusion in the 1999 proxy materials and consideration at the 1999 Annual Meeting of Stockholders must be received by the Corporation by November 13, 1998. Any such proposal should comply with the rules promulgated by the Securities and Exchange Commission governing stockholder proposals submitted for inclusion in proxy materials.


                                                      LaNelle F. Lee
                                                      SECRETARY

Portland, Oregon
March 13, 1998

                            OREGON STEEL MILLS, INC.
                        ANNUAL MEETING -- APRIL 30, 1998
                      PROXY SOLICITED BY BOARD OF DIRECTORS

         The undersigned hereby appoints Thomas B. Boklund and L. Ray Adams, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oregon Steel Mills, Inc. on April 30, 1998 and any adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the item on the reverse side.

     THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

          PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY.
                     (CONTINUED AND TO BE SIGNED ON REVERSE)

                    [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]








                            OREGON STEEL MILLS, INC.


                         ANNUAL MEETING OF STOCKHOLDERS

                            Thursday, April 30, 1998

                                  Please mark         [Square box
                                  your votes           in which an
                                  as indicated         "X" has been
                                  in this example.     marked]

1.  Election of Class A Directors

         FOR
         [ ] FOR all nominees listed below (except as marked to the contrary below) or, if any named nominee is unable to serve, for a substitute nominee.

       WITHHOLD
         [  ]    WITHHOLD AUTHORITY to vote for all nominees listed below.

                 Joe E. Corvin, V. Neil Fulton, Robert W. Keener, John A. Sproul

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
              THAT NOMINEE'S NAME ON THE LINE BELOW.)


-------------------- --------------------- ------------------- ----------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.


                                                     Date:            , 1998
                                                           -----------

[To the left of "Date"                               -----------------------
 appears a 3/8-inch,
 horizontal black line;                              -----------------------
 a perpendicular 3/8-inch                            Signature or Signatures
 black line extends
 downward from the right
 corner of the horizontal
 line.)

Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, etc., if applicable. When shares are held jointly, each joint owner should sign. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                    [TRIANGLE]FOLD AND DETACH HERE[TRIANGLE]




                            OREGON STEEL MILLS, INC.


                         ANNUAL MEETING OF STOCKHOLDERS

                            Thursday, April 30, 1998